Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Paglo Labs Inc. 2007 Stock Option/Stock Issuance Plan of our reports dated February 23, 2010, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida

March 10, 2010